Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports Fiscal Year-End and Fourth Quarter Results
Earnings per share improved $0.11 per share as software revenue grew
46 percent in fiscal 2009
MINNEAPOLIS, December 4, 2009 — XATA Corporation (Nasdaq:XATA), today reported revenue of $65.3 million for fiscal 2009, an increase of 22 percent compared to $53.7 million for fiscal 2008. The revenue increase was primarily driven by a 46 percent growth in software revenue offset by a 2 percent decline in systems revenue which was impacted by sluggish economic conditions. The Company acquired 36 new customers in fiscal 2009. The organic revenue growth for fiscal 2009 was 10 percent.
Fiscal 2009 software revenue, including monthly subscriptions from XATANET and monthly fees from our MobileMax and OpCenter product lines, accounted for 53 percent of total revenue compared to 44 percent for the same period in fiscal 2008. For the same period XATANET software revenue increased by 64 percent compared to 49 percent growth in fiscal 2008.
“Fiscal 2009 represented another strong year for XATA in what was one of the most difficult economic environments we have faced in some time,” said Jay Coughlan, chairman and president of XATA Corporation. “We set out three years ago to increase deployed systems, increase revenue growth and improve profitability. As of the end of fiscal 2009 we now have over 73,000 total deployed systems, achieved a three year cumulative annual revenue growth rate of 29 percent and improved operating results in excess of $6.8 million over the same period.”
Gross margins continued to improve during fiscal 2009 to 45 percent of revenue compared to 44 percent of revenue for fiscal 2008 as the result of improved software margins. Software margins are in excess of 72 percent for fiscal 2009 compared to 70 percent in fiscal 2008.
Selling, general and administrative costs were $24.2 million or 37 percent of revenue and $21.1 million or 39 percent of revenue for fiscal 2009 and 2008, respectively. As a percentage of revenue, these costs decreased 4 percentage points as a result of our continued ability to leverage this cost structure, offset by $1.2 million in litigation settlement costs in fiscal 2009.
Research and development costs were $5.5 million or 8 percent of revenue and $5.0 million or 9 percent of revenue for fiscal 2009 and 2008, respectively. Research and development costs increased by $0.5 million as the Company continues to invest in new solutions and improved functionality.
The Company reported an improvement of $0.11 per diluted share for fiscal 2009 as the net loss to common shareholders improved to $2.8 million, or $0.33 per diluted share, compared to a net loss to common shareholders of $3.6 million, or $0.44 per diluted share for fiscal 2008.
For fiscal 2009, EBITDA (earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) increased by $0.27 per diluted share. The Company reported EBITDA of $4.1 million and $0.48 per diluted share compared to an EBITDA of $1.7 million and $0.21 per diluted share for fiscal 2008.
Fourth Quarter Performance
XATA reported revenue of $16.2 million for the quarter ended September 30, 2009, compared to $17.7 million for the same period in fiscal 2008. The decrease in revenue was primarily driven by the sluggish economy’s impact on systems revenue as this revenue declined 31 percent offset by a 21 percent growth in software revenue. The Company acquired 4 new customers in the fourth quarter of fiscal 2009.
For the fourth quarter of fiscal 2009 software revenue, including monthly subscriptions from XATANET and monthly fees from our MobileMax and OpCenter product lines, accounted for 58 percent of total revenue compared to 43 percent for the same period in fiscal 2008. For the same period XATANET software revenue increased by 56 percent compared to fiscal 2008.
“Lower new system sales activity for the fourth quarter and the settlement of an outstanding patent litigation claim led to a fourth quarter loss and breakeven EBITDA,” said Mark Ties, chief financial officer of XATA. “Excluding the patent settlement, the fourth quarter results represent our third consecutive positive operating income quarter and seventh consecutive positive EBITDA quarter.”
Operationally, gross margins as a percent of revenue decreased to 43 percent for the fourth quarter of fiscal 2009 compared to 44 percent for the same period of fiscal 2008. Overall margins were impacted by reduced systems margins offset by growth in higher margin software revenue. Software margins increased to 75 percent for the fourth quarter of fiscal 2009 compared to 71 percent for the same period of fiscal 2008.
Selling, general and administrative costs were $6.9 million or 42 percent of revenue and $6.0 million or 34 percent of revenue for the fourth quarter of fiscal 2009 and 2008, respectively.

The increase was a result of $1.2 million of litigation settlement costs in the fourth quarter of fiscal 2009.
Research and development costs were $1.3 million or 8 percent of revenue and $1.6 million or 9 percent of revenue for the fourth quarter of fiscal 2009 and 2008, respectively. Research and development costs decreased as a percent of revenue due to decreased personnel costs for the fourth quarter of fiscal 2009 compared to the fourth quarter of fiscal 2008.
The Company reported a net loss to common shareholders of $1.6 million, or $0.19 per diluted share, compared to a net loss to common shareholders of $0.4 million, or $0.05 per diluted share for the same period of fiscal 2008.
For the fourth quarter of fiscal 2009, the Company reported breakeven EBITDA compared to an EBITDA of $1.2 million and $0.14 per diluted share for the same period of fiscal 2008.
Non-GAAP vs. GAAP Financials
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include EBITDA, which is earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and EBITDA per diluted share. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below in this press release.
About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. Our customers have access to current vehicle data anywhere, anytime, through our monthly service packages. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments. Today, XATA systems increase the productivity of over 73,000 trucks across North America. For more information, visit www.xata.com or call 1-800-745-9282.

Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

XATA CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	September 30,
	2009	2008
	(Unaudited)
Current assets
Cash and cash equivalents	$3,440	$8,904
Accounts receivable, net	9,323	11,365
Inventories	4,104	2,735
Deferred product costs	2,060	1,474
Current portion of investment in sales-type leases	281	768
Prepaid expenses and other current assets	783	691

Total current assets	19,991	25,937

Equipment and leasehold improvements, net	3,980	3,925
Intangible assets, net	10,725	12,420
Goodwill	3,011	3,011
Deferred product costs, non-current	2,470	2,685
Investment in sales-type leases, net of current portion	29	310
Debt financing costs, net	458	708

Total assets	$40,664	$48,996

Current liabilities
Current portion of long-term obligations	$84	$1,845
Accounts payable	5,366	4,394
Accrued liabilities	5,914	6,574
Deferred revenue	5,280	4,996

Total current liabilities	16,644	17,809

Long-term obligations, net of current portion	8,534	16,342
Deferred revenue, non-current	6,101	7,848
Other long-term liabilities	820	805

Total liabilities	32,099	42,804

Shareholders’ equity
Preferred stock	16,860	15,963
Common stock	32,624	28,321
Accumulated deficit	(40,919)	(38,092)

Total shareholders’ equity	8,565	6,192

Total liabilities and shareholders’ equity	$40,664	$48,996

XATA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue	$16,198	$17,743	$65,325	$53,726

Cost of goods sold	9,196	10,026	36,140	29,956
Selling, general and administrative	6,871	6,005	24,236	21,062
Research and development	1,290	1,639	5,507	5,032

Total costs and expenses	17,357	17,670	65,883	56,050

Operating (loss) income	(1,159)	73	(558)	(2,324)
Interest income	16	77	112	404
Interest expense	(377)	(523)	(1,621)	(1,441)

Loss before income taxes	(1,520)	(373)	(2,067)	(3,361)
Income tax expense	(35)	—	(35)	—

Net loss	(1,555)	(373)	(2,102)	(3,361)

Preferred stock dividends and deemed dividends	(51)	(49)	(725)	(261)

Net loss to common shareholders	$(1,606)	$(422)	$(2,827)	$(3,622)

Net loss per common share — basic and diluted	$(0.19)	$(0.05)	$(0.33)	$(0.44)

Weighted average common and common share equivalents Basic and diluted	8,616	8,431	8,551	8,326

XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net loss to common shareholders	$(1,606)	$(422)	$(2,827)	$(3,622)

Adjustments :
Net interest expense	361	446	1,509	1,037
Income Taxes	35	—	35	—
Stock-based compensation	418	350	1,613	1,588
Depreciation and amortization expense	767	769	3,017	2,470
Preferred stock dividends and deemed dividends	51	49	725	261

Total adjustments	1,632	1,614	6,899	5,356

Non-GAAP EBITDA	$26	$1,192	$4,072	$1,734

Non-GAAP EBITDA per diluted share	$0.00	$0.14	$0.48	$0.21

Shares used in calculating non-GAAP EBITDA per diluted share	8,616	8,431	8,551	8,326